UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER II OFFERING

PRELIMINARY OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

CR GLOBAL HOLDINGS, INC.

DATE:  July 1, 2021

6531

(PRIMARY STANDARD CLASSIFICATION CODE)

Chantel Ray Finch

Chief Executive Officer

CR Global Holdings, Inc.

4598 Broad St.

Virginia Beach, VA 23462

Telephone: (757) 216-5790

https://canzell.com

Please send copies of all correspondence to:

Davis Law, PLC

555 Belaire Avenue, Suite 340

Chesapeake, VA 23320

Telephone: (757) 410-2293

Email: clem@davislawplc.com

http://www.davislawplc.com

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I - END

PRELIMINARY OFFERING CIRCULAR DATED JULY 1, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

CR GLOBAL HOLDINGS, INC.

1,000,000 Shares of Class B Common Stock

$1.00 PER SHARE

CR Global Holdings, Inc., a Virginia Corporation (the Company, Global Holdings, we, or our) is offering up to 1,000,000 (“Maximum Offering”) shares (the “Shares”) of our Class B Common Stock (“Common Stock”) to be sold in this offering (the “Offering”). The Shares are being offered at a purchase price of $1.00 per share on a “best efforts” basis. See “Securities Being Offered” beginning on page 36 for a discussion of certain items as of Part II of Form 1-A. We are selling our Shares through a Tier 2 offering pursuant to Regulation A+ under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares directly to investors and not through registered broker-dealers who are paid commissions. This offering will terminate at the earlier of June 30, 2022, subject to extension for up to 180 days in the sole discretion of the Company as permitted by law; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investor’s subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering, or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, working capital and general corporate purposes, offering expenses, and other uses as more specifically set forth in the “Use of Proceeds” section of this offering circular (“Offering Circular”). We expect to commence the sale of Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the SEC).

	Price to Public	Underwriting and Commissions	Proceeds to Issuer	Proceeds to other persons
Per Share	$1.00	N/A	$1.00	$0
Minimum Price	None	N/A	N/A	N/A
Total Class B Shares	1,000,000	N/A	$1,000,000	0

The offering is being conducted on a best-efforts basis without any minimum target.

The Company has 4 million shares of authorized common stock, consisting of 100,000 shares of Class A common stock and 3,900,000 shares of Class B common stock. The relative voting, dividend, and liquidation rights associated with the two class are as follows:

 100,000 authorized shares of Class A without par value

Entitled to 20 votes per share

Entitled to dividends, if as and when declared

Entitled to liquidation preference of $20.00 per share

3,900,000 authorized shares of Class B without par value

Entitled to 1 vote per share

Not entitled to any dividends

Entitled to a liquidating distribution, but only after the Class A liquidation preference

The shares of Common Stock being offered hereby are shares of Class B common stock.

Investing in our Common Stock involves a high degree of risk. These are speculative securities. You should purchase the securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 10 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our company’s business plan. Additionally, there is no guarantee that a public market will ever develop, and you may be unable to sell your shares.

OFFERING CIRCULAR OUTLINE

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMPANY IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION “A+” RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING

STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this offering circular is July 1, 2021

TABLE OF CONTENTS

PART II – OFFERING CIRCULAR

________________________________________________________________

Statement Regarding Forward-Looking Statements

Certain statements contained in this Offering Circular contain forward-looking statements which are intended to be covered by the safe harbors created thereby. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements but are not the exclusive means of doing so. Forward-looking statements may include statements about matters such as: future revenues; future industry market conditions; future changes in our capacity and operations; future operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this report and the following: current global economic and capital market uncertainties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays, business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required by law, including the securities law of the United States, we undertake no obligation to publicly update or revise any forward-looking statement.

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. Before investing in our securities, you should carefully read this entire offering circular, including our financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements are forward-looking statements. See the section entitled “Statement Regarding Forward-Looking Statements.”

Company Information

Global Holdings was formed in 2020 under the laws of the Commonwealth of Virginia, as a Virginia corporation, and is headquartered in Virginia Beach, VA. Global Holdings does not conduct any operations other than with respect to its sole ownership of Canzell Realty, Inc. (CR), acquired on July 1, 2021. The acquisition was accomplished by Global Holdings’ purchase of 100% of the capital stock of CR directly from Chantel Ray Finch, the sole shareholder of CR, in exchange for Global Holdings’ issuance to Ms. Finch of 100,000 shares of Global Holdings’ Class A common stock valued at $2,000,000 ($20.00 per share) and 2,000,000 shares of Global Holdings’ Class B common stock valued at $2,000,000 ($1.00 per share).

CR was formed in 2010 as a Virginia corporation, primarily focused on the residential real estate market for buyers and sellers in the Hampton Roads region of Virginia. Hampton Roads is situated in the middle of the Eastern seaboard where the James, Nansemond, and Elizabeth rivers pour into the mouth of the Chesapeake Bay and meet the Atlantic Ocean to the region’s east. Home to more than 1.8 million people, the Hampton Roads region includes the independent cities of Chesapeake, Franklin, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, Williamsburg and the counties of Gloucester, Isle of Wight, James City, Mathews and Southampton. CR is a Principal Broker and derives its revenues primarily from commission income received from commission shares with its affiliated agents and serving as a broker at the closing of real estate transactions. CR is refocusing its business model toward the multi-state residential real estate market.

Global Holdings and its affiliated company, is continuing to take steps to authorize, formalize and, as appropriate, to ratify, affirm and otherwise to perfect the structures as substantially described above.

REGULATION A+

We are offering our Class B Common Stock pursuant to adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer up to $50 million in a 12-month period as an emerging growth company.

In accordance with the requirements of Tier 2 of Regulation A+, an emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are applicable to companies that are considered “public companies” under the Securities and Exchange Commission regulations. We are required to publicly file audited financial statements, a discussion of results of operations, annual, semiannual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700 million in market value of our capital stock held by non-affiliates or have issued more than $1.0 billion of non-convertible debt in the past three-year period. We intend to take advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented two years of financial statements and two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our filings with the Securities and Exchange Commission, or the SEC, and have taken advantage of the ex emption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

THE OFFERING

Issuer:	CR Global Holdings, Inc.
Shares Offered:	A maximum of One Million (1,000,000) shares of Class B Common Stock (the “Maximum Offering”), at an offering price of One Dollar ($1.00) per share (the “Shares”).
Number of shares of Class B Common Stock Outstanding before the Offering:	2,000,000 (issued to Chantel Ray Finch) 50,000 (issued to Heather Roemmich)
Regulation A Tier	Tier 2
Number of shares of Class B Common Stock to be Outstanding after the Offering:	3,050,000 (inclusive of stock issued to Chantel Ray Finch and Heather Roemmich, and the current offering)
Price per Share:	$1.00
Maximum Offering:	$1,000,000

Use of Proceeds:

We currently intend to use the net proceeds after expenses for general corporate expenses. We reserve the right to change the use of proceeds as business demands dictate. General purposes might be, but are not limited to, grants of incentive shares to employees, retaining more agents by offering equity in the Company, the costs of this offering, including our outside legal and accounting expenses, promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of shares.

Risk Factors:

Investing in CR Global Holdings, Inc. involves a high degree of risk. See the section titled “Risk Factors” beginning on page 9 of this offering statement for a discussion of factors that you should read and consider before investing in our securities.

The Shares will be offered and sold by the Company’s officers, directors and employees without compensation. Neither the Company nor any of its officers, directors or employees are registered as brokers or dealers under Section 15 of the Exchange Act. The Company has not retained an underwriter or any independent broker-dealer to assist in offering the Shares.

It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Offering Circular to prospective investors.

Those subscribing to purchase Shares must complete a Stock Subscription Agreement form of which is included as an appendix to this Offering Circular. The Company reserves the right to reject any subscription for Shares in its entirety or to allocate Shares among prospective purchasers. If any subscription is rejected, funds received by the Company for such subscription will be returned to the applicable prospective purchaser without interest or deduction. Funds received by the Company after Shares offered hereby is sold will not be placed in escrow but placed directly into the Company’s operating account for immediate use by the Company.

SUMMARY OF SIGNIFICANT RISK FACTORS

In addition to the other information set forth in this report, you should carefully consider the following factors, which could materially affect our business, financial condition or results of operations in future periods. The risks described below are not the only risks facing our company. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations in future periods.

Risks Related to Our Business and Industry

We are an “emerging growth company” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and investor approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the completion of this offering. We cannot predict if investors will find our shares less attractive if we choose to rely on these exemptions. If some investors find our shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our shares and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Our profitability is tied to the strength of the residential real estate market, which is subject to a number of macroeconomic conditions beyond our control.

Our profitability is closely related to the strength of the residential real estate market which traditionally follows the economic cycle, and which can be impacted by national, state and local production, distribution, and consumption of goods and services from the economy. Macroeconomic conditions that could adversely impact our business include, but are not limited to, economic slowdown or recession, increased unemployment, increased energy costs, reductions in the availability of credit, increased costs of obtaining mortgages, an increase in foreclosure activity, rising interest rates, inflation, disruptions in capital markets, declines in the stock market, adverse tax policies or changes in other regulations, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, natural disasters, pandemics or actions taken by the Federal Reserve Board to regulate the supply of money, or the public perception that any of these events may occur. In addition, federal and state governments, agencies and government-sponsored entities such as Fannie Mae and Freddie Mac could take actions that result in unforeseen consequences or that otherwise could negatively impact our business.

We cannot guarantee that we will be able to grow in the various local markets that we serve.

To capture and retain market share in the various local markets that we serve, we must compete successfully against other brokerages for agents and brokers and for the consumer relationships that they bring. Our competitors could lower the fees that they charge to agents and brokers or could raise the compensation structure for those agents. Our competitors may have access to greater financial resources than us, allowing them to undertake expensive local advertising or marketing efforts. In addition, our competitors may be able to leverage local relationships, referral sources, strong local brand and name recognition that we have not established. Our competitors could, as a result, have greater leverage in attracting new and established agents in the market and in generating business among local consumers. Our ability to grow in the local markets that we serve will depend on our ability to compete with these local brokerages.

The utilization of a cloud based immersive office as a suitable substitute for a physical brick and mortar location is a fairly new strategy and we cannot guarantee that we will be able to operate and grow within its confines.

Currently, our cloud office adequately supports the needs of our agent population located in Virginia. We cannot guarantee that our cloud office platform will continue to support our agent population and meet our business needs as we grow. The effectiveness of our cloud office platform is tied to a number of variables at any given time including server capacity and concurrent users. In addition, the use of the cloud office platform, and the use generally of 3D immersive office environments as an acceptable substitute among agents and brokers for physical office locations is a fairly new frontier. We cannot guarantee that industry rank and file will adopt or accept cloud-based 3D office environments as a substitute for a physical office environment.

Significant risk to brand and revenue if we fail to meet federal, state, county, or private associations and governing board laws and regulations.

We operate in a heavily regulated industry with regulated labor classifications which present significant risk in general for each potential instance where we fail to maintain compliance.

Our brokers can be classified as an employee or independent contractor and we could potentially misclassify or fail to consistently achieve compliance. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.

Our agents are only classified as independent contractors and we could potentially misclassify or fail to consistently achieve compliance. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.

Classifications, regulations and guidelines for brokers and agents are subject to judicial and agency interpretation as well as periodic changes. Changes, or any indication of changes, may adversely impact our workforce classifications, expenses, compensation, commission structure, roles and responsibilities and broker organization.

Beyond workforce regulations and classifications, there exist complex, heavily regulated federal, state, foreign, local authority laws and regulations and national, state, and local third-party organization’s regulations, policies and bylaws governing our real estate business.

In general, the laws, rules and regulations that apply to our business practices include the federal Real Estate Settlement Procedures Act (“RESPA”), the federal Fair Housing Act, the Dodd-Frank Act, and federal advertising and other laws, as well as comparable state statutes; rules of trade organization such as National Association of Realtors, local Multiple Listing Services, and state and local Association of Realtors; licensing requirements and related obligations that could arise from our business practices relating to the provision of services other than real estate brokerage services; privacy regulations relating to our use of personal information collected from the registered users of our websites; laws relating to the use and publication of information through the Internet; and state real estate brokerage licensing requirements, as well as statutory due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses.

Maintaining legal compliance is challenging and increases our costs due to resources required to continually monitor business practices for compliance with applicable laws, rules and regulations.

We may not become aware of all the laws, rules and regulations that govern our business, or be able to comply with all of them, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.

If we fail, or we have alleged to have failed, to comply with any existing or future applicable laws, rules and regulations, we could be subject to lawsuits and administrative complaints and proceedings, as well as criminal proceedings. Our noncompliance could result in significant defense costs, settlement costs, damages and penalties.

Our business licenses could be suspended or revoked, our business practices enjoined, or we could be required to modify our business practices, which could materially impair, or even prevent, our ability to conduct all or any portion of our business. Any such events could also damage our reputation and impair our ability to attract and service home buyers, home sellers and agents, as well our ability to attract brokerages, brokers, teams of agents and agents to our company, without increasing our costs.

We do carry general liability insurance; however, insurance may not cover all claims or claims of these types or may be inadequate to protect us from all liability.

Further, if we lose our ability to obtain and maintain all of the regulatory approvals and licenses necessary to conduct business as we currently operate, our ability to conduct business may be harmed. Lastly, any lobbying or related activities we undertake in response to mitigate liability or current or new regulations could substantially increase our operating expenses.

If we do not remain innovative in the real estate industry, we may not be able to grow our business and leverage our costs to achieve profitability.

Innovation has been critical to our ability to compete against other brokerages for clients and agents. For example, we utilize an online office environment which reduces our need for office space and facilitates the transaction of business away from an office. Should the real estate market continue to adopt this innovative model, our ability to achieve profitability may diminish or erode. For example, other brokerages with similar cloud-based office platforms and others who could develop or license cloud-based office platforms that are equal to or superior to CR’s can enter the market. If we do not remain on the forefront of this trend, we may not be able to achieve or sustain consistent profitability.

Our value proposition for agents and brokers includes allowing them to participate aggressively in the gross revenues of our company and is not typical in the real estate industry. If agents and brokers do not understand our value proposition or value its attributes, we may not be able to attract, retain and incentivize agents.

Participation in our gross revenue sharing plan represents a key component of our agent and broker value proposition. Agents and brokers may not understand or appreciate its value. In addition, agents may not appreciate other components of our value proposition including the cloud office platform, the mobility it affords, the systems and tools that we provide to agents and brokers, and the professional development opportunities we create and deliver. If agents and brokers do not understand the elements of our agent value proposition, or do not perceive it to be more valuable than the models used by most competitors, we may not be able to attract, retain and incentivize new and existing agents and brokers to grow our revenues.

Loss of our current executive officers or other key management could significantly harm our business.

We depend on the industry experience and talent of our current executives, including our Founder and Chief Executive Officer Chantel Ray Finch. We also rely on individuals in key management positions within our operations teams. We believe that our future results will depend, in part, upon our ability to retain and attract highly skilled and qualified management. The loss of our executive officers or any key personnel could have a material adverse effect on our operations because other officers might not have the experience and expertise to readily replace these individuals. To the extent that one or more of our top executives or other key management personnel depart from our company, our operations and business prospects may be adversely affected. In addition, changes in executives and key personnel could be disruptive to our business. We do not have key person insurance on our Chief Executive Officer.

Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

Seasons and weather, while seemingly predictable, traditionally impact the real estate industry. Continuous poor weather or natural disasters negatively impact listings and sales. Spring and summer seasons historically reflect greater sales periods in comparison to fall and winter seasons. Seasonal or weather-related lower revenue also reduces our operating income, net income, operating margins and cash flow.

Real estate listings precede sales and a period of poor listings activity will negatively impact revenue. Past performance be it weather, seasons, prior month or prior quarter is no assurance or predictor of the following month’s or quarter’s revenue and macroeconomic shifts in the markets served could conceal the impact of poor weather or seasonality.

Home sales in successive quarters can fluctuate widely due to holidays, national or international emergencies such as COVID-19, the school year calendar’s impact on relocation and/or interest rate changes or speculation of pending interest rate changes. Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather, and natural disasters, combined with macroeconomic market changes may make it difficult to compare or analyze our financial performance effectively across successive quarters.

If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.

Numerous consumers have shared personal information with us during the normal course of business of residential real estate transactions, plus many independent contractors and employees have entrusted us with personal information. This includes, but is not limited to, social security numbers, annual income amounts and sources, consumer names, addresses, telephone and cell phone numbers, and email addresses.

Our application, disclosure and safeguard of the information is regulated by federal and state privacy laws. To comply with privacy laws, we invested resources and adopted a privacy policy outlining the use and care as well as how and with whom we may share personal information. This policy includes informing consumers, independent contractors and employees that we will not share their personal information with third parties without their consent unless required by law.

Privacy policies and compliance with federal and state privacy laws presents risk and could incur legal liability for failing to maintain compliance. We may not become aware of all privacy laws, changes to privacy laws, or third party privacy regulations governing the real estate business, or be unable to comply with all of these regulations, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.

Our policy and safeguards could be deemed insufficient if third parties with whom we have shared personal information fail to protect the privacy of that information. Our legal liability could include significant defense costs, settlement costs, damages and penalties, plus, damage our reputation with consumers, which could significantly damage our ability to attract and maintain customers. Any or all of these consequences would result in meaningful unfavorable impact on our brand, business model, revenue, expenses, income and margins.

Our business could be adversely affected if we are unable to expand, maintain and improve the systems and technologies upon which we rely on to operate.

As the number of agents and brokers in our company grows, our success will depend on our ability to expand, maintain and improve the technology that supports our business operations, including, but not limited to, our cloud office platform. Loss of key personnel or the lack of adequate staffing with the requisite expertise and training could impede our efforts in this regard. If our systems and technologies lack capacity or quality sufficient to service agents and their clients, then the number of agents who wish to use our products could decrease, the level of client service and transaction volume afforded by our systems could suffer, and our costs could increase. In addition, if our systems, procedures or controls are not adequate to provide reliable, accurate and timely financial and other reporting, we may not be able to satisfy regulatory scrutiny or contractual obligations with third parties and may suffer a loss of reputation. Any of these events could negatively affect our financial position.

Our business, financial condition and reputation may be substantially harmed by security breaches, interruptions, delays and failures in our systems and operations.

The performance and reliability of our systems and operations are critical to our reputation and ability to attract agents, teams of agents and brokers into our company as well as our ability to service home buyers and sellers. Our systems and operations are vulnerable to security breaches, interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. In addition, we rely on third party vendors to provide the cloud office platform and to provide additional systems and related support. If we cannot continue to retain these services on acceptable terms, our access to these systems and services could be interrupted. Any security breach, interruption, delay or failure in our systems and operations could substantially reduce the transaction volume that can be processed with our systems, impair quality of service, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our financial condition.

Failure to protect intellectual property rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, trade secrets, and copyrights, are important assets of the business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. We may bring lawsuits to protect against the potential infringement of our intellectual property rights; other companies, including our competitors, could make claims against us alleging our infringement of their intellectual property rights. Any significant impairment of our intellectual property rights could harm our business.

Unfavorable general economic conditions in the United States and other markets that we enter and operate within could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States and other markets we enter and operate within could negatively affect the affordability of, and consumer demand for, our services in the United States. Under difficult economic conditions, consumers may seek to reduce spending by forgoing real estate purchases. Lower consumer demand for our services in the United States and other markets could reduce our profitability.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings, including treble damages, may harm our business and financial condition.

Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, negligence and fiduciary duty claims arising from our company owned brokerage operations, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including our agents, brokers, third-party service or product provider, antitrust claims, general fraud claims and employment law claims, including claims challenging the classification of our employees as independent contractors and compliance with wage and hour regulations, and claims alleging violations of RESPA or state consumer fraud statutes.

In addition, class action lawsuits can often be particularly vexatious litigation given the breadth of claims, the large potential damages claimed and the significant costs of defense. The risks of litigation become magnified, and the costs of settlement increase, in class actions in which the courts grant partial or full certification of a large class. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms) and be required to pay royalties.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. At this time, there is no specific litigation that is currently in process or material in nature that an investor should be made aware of for Global Holdings or CR. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters, may arise from time to time that may harm our business.

We may suffer significant financial harm and loss of reputation if we do not comply, cannot comply, or are alleged to have not complied with applicable laws, rules and regulations concerning our classification and compensation practices for the agents in our owned-and-operated brokerage.

All agents in our owned-and-operated brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to our independent contractor agents, and like most brokerages, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it might be determined that the independent contractor classification is inapplicable to any of our agents. Further, if legal standards for classification of agents as independent contractors change or appear to be changing, it may be necessary to modify our compensation and benefits structure for these agents in some or all of our markets, including by paying additional compensation or reimbursing expenses.

In the future we could incur, substantial costs, penalties and damages, including back pay, unpaid benefits, taxes, expense reimbursement and attorneys’ fees, in defending future challenges by agents to our agent classification or compensation practices.

Risk Related to this Offering

Because no public trading market for our shares currently exist, it will be difficult for investors to sell their shares, and because shares issued to agents and brokers as incentives will be subject to vesting such holders will not be able to sell until the vesting period has ended.

There is no public market for our shares, and we currently have no plans to list our shares on an exchange or other trading market. Because of the illiquid nature of our shares, you should purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time. Shares under Regulation A+ are not considered “restricted” under the Securities Act of 1933, Rule 144 for those who are not affiliates of the Company and thus are not subject to the transfer restrictions found under Rule 144.

Shares issued to agents and brokers as incentive compensation will be subject to a three-year vesting period. Such shares may not be resold until after the three-year anniversary of their issuance. Shares will be forfeited if the holder is no longer employed by or associated with the company or its affiliated company at any time prior to the three-year anniversary of the date on which the shares are issued.

As a non-listed company conducting an exempt offering pursuant to Regulation A+, Global Holdings is not subject to a number of corporate governance requirements.

As a non-listed company conducting an exempt offering pursuant to Regulation A+, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. Accordingly, we do not have, nor are we required to have:

(i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange;

(ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange requirements;

(iii) a nominating governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange requirements;

(iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange; and

(v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

The offering price of the shares of Global Holdings was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Global Holdings on an arbitrary basis. The selling price of our shares bear no relationship to our books or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be substantially more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

A decline in the price of our shares could affect our ability to raise further working capital and may adversely impact our plans to expand our operations on a nationwide basis.

A prolonged decline in the price of our shares could result in a reduction in the liquidity of our shares and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our shares could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our shares. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our shares and we may be forced to dramatically alter our business expansion plans.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, and because Class B common stock has no right to receive dividends in any event, our Class B shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. However, if a dividend should be declared, only Class A common stock is entitled to any such dividend. The Class B common stock being offered hereby has no right to any dividend.

Dual Class Structure: Because of the disparate voting, dividend, and liquidation rights of the Class B common stock compared to the Class A common stock (and the relative share ownership of the stock), the value of the Class B stock will be negatively affected.

The rights of the Class A common stock include: (i) eligibility for dividends if and as declared, (ii) voting rights at 20 votes per share, and (iii) a liquidation preference of $20.00 per share. The Class B common stock has (a) no right to any dividends, (b) voting rights at one vote per share, and (c) eligibility for participation in any liquidating distribution only after the Class A liquidation preference has been paid in full.

If the offering is completed as contemplated, there will be 3,150,000 total shares outstanding, of which 100,000 shares will be Class A common stock, and 3,050,000 shares will be Class B common stock. In return for her contribution of all the stock of Canzell Realty, Inc. to the Company, Ms. Chantel Ray Finch, the Company’s CEO and founder, will own all 100,000 shares of Class A, and will own 2,000,000 shares of Class B.

As a result, Ms. Finch will have substantial voting control over the Company. Her Class A common stock will entitle her to 2,000,000 votes, and her Class B common stock will entitle her to another 2,000,000 votes. This will entitle her to 4,000,000 votes out of the 5,050,000 total votes on any matter put to a shareholder vote— that is, she will hold shares representing almost 80% of the total voting power. She will also have a substantial preference upon any liquidation. Her 100,000 shares of Class A common will entitle her to the first $2,000,000 of any liquidation. This dual class capital structure will negatively affect the value of the Class B stock.

PLAN OF DISTRIBUTION

The Company is offering up to 1,000,000 shares of Class B Common Stock at a purchase price of $1.00 per share. The Shares are being offered on a “best-efforts” basis by the Company. There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.”

The Shares will be offered and sold by the Company’s officers, directors, and employees without compensation. Neither the Company nor any of its officers, directors or employees is registered as a broker dealer pursuant to Section 15 of the Securities Exchange Act of 1934.

The Offering will terminate on the first to occur of: (1) the date at which the maximum offering amount is completed; or (2) the date which is one year from this Offering being qualified by the Commission, subject to the Company’s right, in its sole discretion, to extend such date an additional 180 days.

In order to subscribe to purchase Global Holdings Class B common stock, you will be required to complete a subscription agreement. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under the securities law, you are investing an amount that does not exceed the greater of ten percent (10%) of your annual income or ten percent (10%) of your net worth.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision.  Please note that Section 6 of the subscription agreement provides for exclusive jurisdiction of the state and federal courts sitting in the City of Virginia Beach, VA and Norfolk, VA and a waiver of the right to jury trial. The foregoing provision follows established Commonwealth of Virginia case law and legislation and is not intended to apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, while any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions, the Company’s exclusive forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder.

The Company has not retained an underwriter or any independent broker-dealer to assist in offering the Shares. It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Offering Circular to prospective investors.

USE OF PROCEEDS

As of the date of this offering, we cannot specify with certainty all of the particular uses of the proceeds from this offering. However, we intend to use the net proceeds we receive from this offering for general corporate purposes, which may include, but is not limited to, pursuing our anticipated plan of a nationwide expansion, financing growth by incentivizing current agents and obtaining new agents at a faster pace, providing incentives to our employees, developing new services and funding capital expenditures and investments.

Management’s plans for the remaining proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures will depend on a number of factors. Accordingly, our management team will have broad discretion in using the remaining net proceeds from this offering.

DIVIDEND POLICY

Dividends are only payable on Class A common stock.  Class B common stockholders have no right to receive any dividend.

Any future determination to pay dividends on Class A common stock will be at the discretion of the Company’s Board and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements, and other factors deemed relevant by the Company’s Board.

OUR BUSINESS

Overview

Global Holdings was founded in 2020 and is the parent company of Canzell Realty, Inc., a company established by its Founder and CEO, Chantel Ray Finch and purchased by Global Holdings in 2021. Global Holdings does not conduct any operations other than with respect to its ownership of CR, a company operating since 2010. The mission and vision of Global Holdings and its affiliated company CR is to glorify God by putting clients’ interest above their own and “to change the lives of the communities they serve through abundant generosity”. CR operates under core values that have been instituted since its inception by Ms. Finch in 2010. These values are: (1) Think win/win; (2) Be a go getter; (3) Follow up & follow through; (4) Address issues head on; (5) Do the right thing; (6) Let your “yes” be “yes” and “no” be “no”; and (7) Drive the bus, land the plane. Global Holdings and its management expect to continue a policy of advancing these values and continuing these fundamentals, which include, viewing every decision based upon what is best for the clients, the Company as a whole, and the individual team members.

Our Markets

We are focused on expanding our residential real estate operations throughout various cities across the entire United States. Currently, we operate in more than 100 cities in regions that are located in the following five states: Virginia, North Carolina, Florida, Texas and Washington State with plans to expand nationwide. Our operations are targeted to geographical regions in urban, suburban and rural areas.

Employees

As of June 15, 2021, we had a total of twenty-two (22) full-time employees. We believe that our employee relations are good. Operations of CR is overseen by our CEO, Chantel Ray Finch, and her executive manage ment team. Management directs the functions of administration, training, relations with agents, business development, technology, and research. We plan to advance the growth of CR through continued supportive relationships with our agents and focus on technological advances that create opportunities for both our agents and employees.

Independent Contractors

As of June 15, 2021, CR had a total of one hundred sixty-three (163) affiliated agents that are classified as independent contractors. All employees or agents are non-union.

The structure of Global Holdings is as follows:

CR was formed in 2010 by its Founder, Chantel Ray Finch, as a Virginia corporation, primarily focused on the residential real estate market in the Hampton Roads region of Virginia, home to more than 1.8 million people, which includes the independent cities of Chesapeake, Franklin, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, and Williamsburg and the counties of Gloucester, Isle of Wight, James City, Mathews and Southampton. The Hampton Roads region is situated in the middle of the Eastern seaboard where the James, Nansemond, and Elizabeth rivers pour into the mouth of the Chesapeake Bay and meet the Atlantic Ocean to the region’s east. Initially established as a traditional brick and mortar real estate company, its operations have transitioned more toward that of a cloud-based, technology-driven real estate company focused on becoming a principal competitor in the nationwide real estate industry. CR has gained market presence in the Hampton Roads region through its marketing programs and strength in management through its founder and owner, Chantel Ray Finch and her team of executive managers. While not licensed as a Realtor, CR’s management has chosen to function as a Principal Broker focused on the development of real estate agents. CR derives revenues primarily from commission income received from commission shares with its affiliated agents and serving as a broker at the closing of real estate transactions.

As part of refocusing its strategic direction toward the multi-state residential real estate market, CR plans to capture earnings in inter-state real estate markets outside of its primary markets in Virginia by providing its full product offering through its Managing Brokers who are licensed real estate professionals in other states and who agree to manage referrals through its online business model. While at an early stage of expansion, the anticipated goal for CR is to be a major competitor in the national marketplace for residential real estate sales and purchases.

With the changing nature of real estate service delivery to customers within the residential real estate market, CR is expecting to advance its business practices toward a cloud-based, technology driven model in line with consumer expectations for the home buying and selling experience.

Knowing that technology serves a prominent role in the facilitation of services within this industry, Chantel Ray Finch, the founder of CR, is committed to creating a real estate company that provides agents with technology, training, and leadership so that they can provide a remarkable experience to their clients. In fostering this experience, CR focuses on four standards of performance: (1) Zell your home in 90 days. We believe that “Zell” is a clever marketing term that we have adopted to indicate the “sell” of property and complements part of our marketing goal of providing uniqueness to our client base and suggestive of an entity that “can sell” while retaining some connection to the “Chantel” brand and accompanying goodwill. The Company motivates its agents to make that happen by guaranteeing to its clients that it will sell their home in 90 days, or the commission is free; (2) One click for charity: Chantel Ray Finch has been passionate about giving back to her community. With ONE click, a buyer can donate 10% of company dollars to charity. The 10% comes completely from the CR, not from the agents’ commission; (3) Live agents available 7 days a week from 8:00 a.m. to 9:00 p.m. so that we never miss a call; and (4) Don’t get stuck: Management is confident of the services provided by CR and its team of employees and agents, but if a client is unhappy and wants to end a contract they can use the “Fire Me” guarantee.

Our Strategy

As a new market entrant into the cloud-based, technology-driven real estate brokerage structure, our goal is to offer our customers real estate services by leveraging our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or redundancy of personnel. We have transaction management software that can help agents conduct their listings and transactions from listing to close. We also have lead generating Customer Relationship Management (CMS) software we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system that includes an automated marketing center and all internal training and documentation an agent would need.

We will offer our agents the ability to increase their income through four revenue streams of income, (1) commissions from property sales; (2) revenue sharing; (3) leadership opportunities, and (4) mentoring of new agents, unlike a revenue model for real estate brokerage firms based predominantly on commissions. In addition, we plan to offer our agents, what we believe is, some of the best technology, training, and support available in the industry and offer an opportunity to earn equity in our Company if they achieve certain revenue and growth goals. We believe that by changing our revenue plan for agents, restructuring our business model and focusing on enhancing agent benefits and resources, we will be able to attract more agents to join and stay with our Company.

Our revenue model is designed to empower real estate agents by giving them access to tools that we believe will help them generate more revenue while building a more profitable business. Our Company will do this by offering our Expansive Revenue Share Plan to each agent, which among other things, (i) will provide a higher sales commission to the agent without sacrificing our support, technology or training to the agent and also allowing the agent an opportunity to retain 100% of the commission after certain sales milestones are met,

(ii) will allow an agent to participate in our revenue share plan for every new agent that the agent attracts to the Company, (iii) will provide an additional income earning opportunity to the agent when they become a leader of other agents and their teams, and (iv) will offer the opportunity for the agent to become a mentor in our mentor program, guiding other agents through their first transaction and earning a percentage of the commission. More importantly, agents may, if they choose, take advantage of these revenue opportunities, and reinvest it into their own marketing programs thereby increasing their number of transactions and revenue.

We believe our revenue model will allow agents to directly compete against discount brokerages and other disruptive new competitors. Some companies offer profit sharing but that is only if the company makes a profit. Our management saw an opportunity to offer agents multiple means of profit sharing beyond commissions. By modifying the cost of our overhead, focusing on technological improvements, and offering our Expansive Revenue Sharing Plan, we believe that we are able to pay agents a greater percentage of revenue share. Not only can agents make passive income, but they can also earn actual ownership in the company after meeting certain milestones, further explained below in our Expansive Revenue Sharing Plan.

Expansive Revenue Sharing Plan

Commissions

Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a higher percentage of their commission without sacrificing support, technology, or training. Our standard commissions from property sales are based upon a fee split of 70%/30% with an opportunity for up to a 100% commission after certain milestones are achieved. In most traditional real estate companies, the commission structure is set up so that the more the agent earns, the more they give away. We believe that the harder an agent works, the more they should be rewarded. CR offers agents a commission cap, which means that after an agent reaches the cap, the agent is then promoted to a 100% commission for the remainder of their “cap year,” often referred to as their “anniversary year”. More importantly, agents are able to take the increase in commissions and reinvest it into their individual marketing programs, thereby increasing their number of transactions and revenue.

Revenue Sharing

This program is available to every agent at the company and is based simply on revenue generated by the agents they attract to the company. Each person that an agent sponsors creates a new downline for the agent.

Leadership

Leadership is completely different from sponsoring agents. The agent is able to earn money by leading new agents and creating their own teams, also referred to as “circles”, within the company.

Mentoring of New Agents

Agents who are new to the real estate industry are paired with seasoned mentors for guidance through their first several transactions. With “The Mentor Program,” seasoned agents will help new agents with their listing appointments, meet and greets, Comparative Market Analysis and much more.

We believe that focusing on stream-lining our operations to a low-overhead business model, we can leverage our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, we believe that we will be able to offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe that we offer our agents some of the best technology, training, and support available in the industry. We also believe that our commission structure, business model and our focus on treating our agents well will attract more agents and higher producing agents to join and stay with our Company.

Industry Background

CR operates in the U.S. residential real estate industry, which is approximately a $2.5 trillion industry based on 2020 transaction volume (i.e., average home sale price times number of new and existing home sale transactions). A substantial amount of our revenues come from serving buyers and sellers of existing homes. According to the National Association of Realtors, or NAR, existing home sales represent approximately 89% of the overall market by number of transactions.

Industry Trends

According to NAR 2019 and 2020 data,

•When analyzing the Home Search Process, for 44 percent of recent buyers, the first step that was taken in the home buying process was to look online at properties for sale; while 17 percent of buyers first contacted a real estate;

•The typical buyer who did not use the internet during their home search spent only 4 weeks searching and visited four homes, compared to those who did use the internet and searched for 10 weeks and visited 10 homes;

•Among buyers who used the internet during their home search, 87 percent of buyers found photos very useful, and 85 percent found detailed information about properties for sale very useful.

How Buyer Found Real Estate Agent
13%
1%
1%
2%
3%
4%
5%
5%
6%
7%
12%
41%
Only 1% of buyers found their agent due to agent being at an office!
Other - 13%
Walked into or called office - 1%
Mobile or tablet application - 1%
Referred through employer or relo company - 2%
Saw contact info on For Sale Sign - 3%
Personally contacted by agent - 4%
Visited open house and met agent - 5%
Website (no specific site) - 5%
Referred by another agent/broker - 6%
Inquired about specific property online - 7%
Used agent previously to buy or sell - 12%
Referred by friend, neighbor, relative - 41%
*Source – National Association of Realtors 2019 Profile of Home Buyers and Sellers, pg. 80

•The vibrancy of how buyers and sellers utilize real estate agents and brokers is reflected by the NAR statistic which indicates that 89 percent of home buyers and 89 percent of home sellers worked with a real estate agent to buy or sell a home.

•According to NAR, online websites were seen as the most useful information source home buyers and sells at 93 percent in the home search process.

Industry Outlook

As indicated by NAR, there has been a “spectacular” recovery for contract signings showing the resiliency of American consumers for homeownership. With the impact that the COVID-19 pandemic has had on the overall U.S. economy, NAR is of the opinion that the housing sector could lead the way for broader economic recovery. More listings are continuously appearing as the economy reopens, helping with inventory choices. However, the new listings are quickly taken out of the market from heavy buyer competition. In a sign that housing continues to lead the economy forward, builder confidence in the market for newly built single-family homes increased six points to 78 in August 2020, beating market expectations of 73. It was the highest reading since December 1998, as sentiment rebounded following the easing of the coronavirus lockdown restrictions and as record-low mortgage rates boosted demand for new homes.

As of their most recent releases, NAR is forecasting a 1.1% increase in existing home sale transactions for 2020 compared to 2019, with sales ramping up to 5.4 million by the fourth quarter; but on the other hand, Fannie Mae is forecasting that the economic shutdown and the unemployment rate will drag on the housing market for 2020, predicting a 15% drop in home sales for 2020 over 2019 numbers. Notwithstanding, NAR’s chief economist, Lawrence Yun, indicates that, “we are witnessing a true V-shaped sales recovery as homebuyers continue their strong return to the housing market.”

Competition

The residential real estate brokerage industry is highly competitive with low barriers to entry for new participants. With that, it is our Company’s philosophy that focusing on recruitment and retention of independent sales agents and independent sales agent teams must take a prominent role in advancing our business model in order to maintain and advance the business and financial results of our Company. In general, competition for independent sales agents in the residential real estate sector is very high and has intensified particularly for the high producing independent sales agents. Competition for independent sales agents is generally subject to numerous factors, including remuneration and benefits, other expenses borne by independent sales agents, leads or business opportunities generated for the independent sales agent from the brokerage, independent sales agents’ perception of the value of the broker’s brand affiliation, marketing and advertising efforts by the brokerage or franchisor, technology, continuing professional education, and other services provided by the brokerage.

We compete with three major categories of competitors:

•National independent real estate brokerages such as Keller Williams, ERA and Coldwell Banker Real Estate, franchisees of national and regional real estate franchisors, regional independent real estate brokerages, and discount and limited service brokerages;

•Companies that employ technologies intended to disrupt the traditional brokerage model or eliminate agents from, or minimize the role they play in, the home sale transaction, such as through the reduction of brokerage commissions, such as eXp World Holdings, Inc. and Realogy Holdings Corp.; and

•Other non-traditional models that operate outside of the brokerage industry, such as companies that leverage capital to purchase homes directly from sellers such as Compass, OpenDoor and Offerpad.

Many of the competitors in our segment of the residential real estate market are much larger than us, with more capital to fund growth and survive downturns, and greater brand awareness. Some of our competitors are also increasingly well-funded, which strengthens their competitive position and ability to offer aggressive compensation arrangements to top-performing sales agents. Moreover, a growing number of companies are competing in non-traditional ways for a portion of the gross commission income generated by home sale transactions. For example, real estate listing aggregators and other web-based real estate service providers not only compete with our business by establishing relationships with independent sales agents and/or buyers and sellers of homes, they also increasingly charge brokerages and independent sales agents for advertising on their sites.

As we expand into new markets across the U.S., our ability to position ourselves and successfully compete is important to our prospects for further growth. Our ability to compete may be affected by the recruitment, retention and performance of independent sales agents, the location of offices and target markets, the services provided to independent sales agents, the fees charged to independent sales agents, the number and nature of competing offices in the vicinity, affiliation with a recognized brand name, community reputation, technology and other factors. Our success may also be affected by national, regional and local economic conditions.

Intellectual Property

Canzell Realty has a registered trademark with the United States Patent and Trademark Office (USPTO) for the name “Chantel Ray” and logo of “CR”, as it relates to real estate and associated industries. Canzell Realty has a pending application with the USPTO for the name and logo of “CANZELL” in the same space. We (or Canzell Realty) also own the rights to the domain names Canzell.com, JoinCanzell.com, Canzellluxury.com; Canzellhomes.com, Chantelray.com, CRcareers.com, CRREluxury.com and Chantelrayhomes.com.

We have transaction management software that helps agents conduct their listings and transactions from listing to closing. We also have lead generating CRM software we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system powered by KV Core, a third-party software suite that we utilize, that includes an automated marketing center and all internal training and documentation an agent would need. While we currently depend on our relationship with these third-party vendors to provide our services in the short-term, we believe other alternatives are available in the longer term, should they be needed, to license or develop replacement technology.

If necessary, we will aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property. We protect these rights through trademark law, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that we will be able to protect our information, we intend to assert our intellectual property rights against any infringement. While an assertion of our rights could result in a substantial cost and diversion of management effort, we believe the protection and defense against infringement of our intellectual property rights are essential to our business. There is also risk that someone else will claim that we are violating their intellectual property rights, which could cost money and time to defend, even if successful.

Seasonality of Business

According to NAR, seasonality plays an important role in the housing market since it has an impact on the housing demand and supply. One of the most turbulent changes that affects seasonality of the real estate market is weather. NAR historical data indicates that sales activity between February and March increases at a higher percentage than does price increases. The busiest home selling months are the summer months of May, June, July and August. Among these four months, June is typically the peak month of home selling activity. In contrast, the slowest months of selling activity are the winter months November, December, January and February.

In addition to aggregate trends in the real estate industry, the seasonality of a market varies from location to location. According to NAR, selling activity in the Midwest and Northeast gets much busier in the peak season than in any other region in the United States.

Other considerations that have historically impacted the seasonal viability of the real estate market are factors such as holidays, national or global emergencies such as the current pandemic, the school year calendar where parents are reluctant to entertain moving the family to another location, interest rates and overall macroeconomic considerations.

Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather and natural disasters and macroeconomic market changes that may make it difficult to compare or analyze our financial performance effectively across successive quarters.

Government Regulation

We serve the residential real estate industry which is regulated by federal, state and local authorities as well as private associations or state sponsored associations or organizations. We are required to comply with federal, state, and local laws, as well as private governing bodies’ regulations, which combined results in a highly regulated industry.

We are also subject to federal and state regulations relating to employment, contractor, and compensation practices. Except for certain employees who have an active real estate license, virtually all real estate professionals in our brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like most brokerage firms, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation.

Real Estate Regulation - Federal

The Real Estate Settlement Procedures Act of 1974, as amended, (“RESPA”) became effective on June 20, 1975. RESPA requires lenders, mortgage brokers, or servicers of home loans to provide borrowers with pertinent and timely disclosures regarding the nature and costs of the real estate settlement process. RESPA also protects borrowers against certain abusive practices, such as kickbacks, and places limitations upon the use of escrow accounts. RESPA also requires detailed disclosures concerning the transfer, sale, or assignment of mortgage servicing, as well as disclosures for mortgage escrow accounts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) moved authority to administer RESPA from the Department of Housing and Urban Development to the new Consumer Financial Protection Bureau (“CFPB”). The Dodd-Frank Act increased regulation of the mortgage industry, including but not limited to:

(i) generally prohibiting lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information;

(ii) enacting regulations to help assure that consumers are provided with timely and understandable information about residential mortgage loans and to protect consumers against unfair, deceptive, and abusive practices; and

(iii) establishing minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk. In February 2018, the CFPB released a five-year strategic plan indicating that the CFPB intends to continue to focus on protecting consumer rights while engaging in rulemaking to address unwarranted regulatory burdens.

Under the current strategic plan, the CFPB would (i) provide “clear rules of the road” through rulemaking and amendments; (ii) foster a “culture of compliance” among businesses; (iii) engage in “vigorous enforcement”; and (iv) educate consumers to make the best financial decisions.

Additionally, in a recent regulatory agenda, the CFPB indicated that it planned to review “inherited regulations” to ensure “outdated, unnecessary, or unduly burdensome regulations” are addressed and modernized. As a result, the regulatory framework of RESPA applicable to our business may be subject to change. In addition, federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services.

Other federal laws and regulations applicable to our business include (i) the Federal Truth in Lending Act of 1969; (ii) the Federal Equal Credit Opportunity; (iii) the Federal Fair Credit Reporting Act; (iv) the Fair Housing Act; (v) the Home Mortgage Disclosure Act; (vi) the Gramm-Leach-Bliley Act; (vii) the Consumer Financial Protection Act; (viii) the Fair and Accurate Credit Transactions Act; (ix) the Telephone Consumer Protection Act; and (x) state and federal laws pertaining to the privacy rights of consumers, which affects how we collect and use customer information, including solicitation of new clients.

Real Estate Regulation - State and Local Level

Real estate and brokerage licensing laws and requirements vary from state to state. In general, all individuals and entities lawfully conducting businesses as real estate brokers, agents or sales associates must be licensed in the state in which they carry on business and must at all times be in compliance.

Certain jurisdictions may require a person licensed as a real estate agent, broker, sales associate or salesperson, to be affiliated with a brokerage in order to engage in licensed real estate brokerage activities or allow the agent, broker, sales associate or salesperson to work for the public, another agent or broker, sales associate or salesperson conducting business on behalf of the brokerage, sponsoring agent, broker, sales associate or salesperson.

Engaging in the real estate brokerage business requires obtaining a real estate brokerage license.  In order to obtain this license, jurisdictions require that a member or manager be licensed individually as a real estate broker in that jurisdiction. This member or manager is responsible for supervising the licensees and the entity’s real estate brokerage activities within the state.

Real estate licensees, whether they are brokers, salespersons, individuals, agents or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, escrow trust fund management, agency representation, advertising regulations and fair housing requirements.

In each of the states where we have operations, we assign appropriate personnel to manage and comply with applicable laws and regulations.

Most states have local regulations (city or county government) that govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents or brokers, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction as well as prescribed review and approval periods for documentation and broker conditions for review and approval.

Third-Party Rules

Beyond federal, state and local governmental regulations, the real estate industry is subject to rules established by private real estate groups and/or trade organizations, including, among others, state and local Associations of REALTORS® (“AOR”), the National Association of Realtors® (“NAR”), and local Multiple Listing Services (“MLSs”). “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®.

Each third-party organization generally has prescribed policies, bylaws, codes of ethics or conduct, and fees and rules governing the actions of members in dealings with other members, clients and the public, as well as how the third-party organization’s brand and services may or may not be deployed or displayed.

We assign appropriate personnel to manage and comply with third-party organization policies and bylaws.

DESCRIPTION OF PROPERTY

The principal office of the Company is located at 4598 Broad Street in Virginia Beach, VA. The principal office also includes our marketing, accounting, and sales departments. We also maintain a sales office at 5803 Indian River Rd in Virginia Beach, VA. The real estate is also owned by Chantel Ray Assets, LLC. The purpose of Chantel Ray Assets, LLC is to own the aforementioned property. There is no contractual relationship between the Company and Chantel Ray Assets, LLC.

In addition to the principal office and sales office, we also lease office space located at 1833 Republic Rd in Virginia Beach, VA and 12090 Jefferson Avenue, Suite 1720 in Newport News, VA, that we use as sales offices.

None of the leases are individually material to our business model and all have either an option to renew or are located in markets with adequate opportunities to continue business operations at terms satisfactory to us.

Legal Proceedings

We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of consolidated operations should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this Offering Circular. The Global Holdings, the direct parent of CR, does not conduct any operations other than with respect to its ownership of CR. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Revenues:

Our revenues for fiscal year-end December 31, 2020, was $7,444,064 representing an average of approximately 1,000 real estate transactions as compared to fiscal year-end December 31, 2019, where revenues were $9,166,675, representing approximately 1,240 real estate transactions. The decrease in average gross sales per transaction was a measurement of the impact of COVID-19. Notwithstanding the COVID-19 impact on businesses including CR, CR was able to utilize technology and safety procedures to reopen its doors after the initial close from mid-March to end of June 2020, although impacted by lower revenue for the period ending December 31, 2020, due to the impact of regulatory safety measures.

Cost of Revenue:

Agent split of commissions between the comparison years of 2020 and 2019 decreased as reflected by Cost of Revenue at fiscal year-end 2020 of $4,278,492 versus fiscal year-end 2019 of $4,888,867 reflected by an overall decrease in revenues.

General Operating Expenses:

Operating expenses decreased from 2019 to 2020 as a result of the continued efforts to streamline overall expenses through focus on efficiencies across all departments. In 2019, we had our maximum number of brick-and-mortar facilities open, including a location in Charlotte, NC. There were a total of 7 locations open in 2019, including the building we leased in Virginia Beach, which included an office buildout in that space. We also had much more technology expenses in 2019, including, more Salesforce licenses purchased for agents to have personal websites in addition to their CRM login as well as purchasing more technology for the agents.

General & Administrative Expense:

In comparison to 2019, an effort was made in 2020 to review and streamline many General and Administrative expenses resulting in a number of changes being made, including, bringing a significant portion of services in-house in order to stabilize overall marketing costs.

Cashflow:

Our cashflows are generated principally from commissions from real estate transactions.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the relevant information of our directors and executive officers as of July 1, 2021 (the information on officers includes their starting dates with Canzell Realty; the information on directors includes their starting dates with CR Global):

	Name	Position	Age	Term of Office
Executive Officers:	Chantel Ray Finch Heather Roemmich	Chairperson, Chief Executive Officer Chief Operating Officer	45 36	Since June 2011 Since January 2018
Directors:	Chantel Ray Heather Roemmich John Mclaren Kevin Carr	Director Director Director Director	45 36 40 43	June 28, 2021 June 29, 2021 June 29, 2021 June 29, 2021
Significant Employees:	John Mclaren Kevin Carr	Principal Broker Managing Partner	40 43	Since January 2018 Since January 2019

As of the time of this offering, Global Holdings does not have employees. We include information that pertains to the management of CR, a wholly owned subsidiary of Global Holdings.

The following is a biographical summary of the experience of our executive officers and directors:

Chantel Ray Finch-Founder, CEO, Director

Chantel Ray Finch started as a local Real Estate Agent in 2004. In 2009 she built her own brokerage firm, Chantel Ray Real Estate, Inc. and has served as President/CEO since its inception. She has consented to serve as Chairperson of the Board of Directors for Holdings.

Along with her other experience, qualifications, and skills, Ms. Finch’s extensive experience as the Chief Executive Officer of our Company, her knowledge of our operations, and keen awareness of the oversight necessary to chart the strategic direction of the Company, brings the needed depth to the board of directors necessary for the company’s continued growth.

Heather Roemmich-Chief Operating Officer, Director

Heather Roemmich started with Chantel Ray in 2009 as an administrative assistant. She completed all requirements to become a real estate agent, selling as an agent affiliated with CR. She was subsequently invited to serve in an operational role for the Company. Over her 11 years with the company she was a Managing Partner for two of our office locations as well as standing in as the Director of Operations. In 2018, she was promoted to the role of Chief Operating Officer and has consented to serve as one of the directors for Global Holdings.

We believe that Ms. Roemmich’s extensive real estate experience and her knowledge and oversight of the operations of our Company qualify her to be one of our directors of Global Holdings.

John Mclaren-Principal Broker, Director

John Mclaren became affiliated with CR in 2010 as a real estate agent. In his tenure, he became a Broker and now serves as the Principal Broker at CR. He has consented to serve as one of the directors of Global Holdings.

We believe that Mr. Mclaren’s experience being that of the Principal Broker for CR qualifies him to serve as one of our directors.

Kevin Carr-Managing Partner, Director

Kevin Carr started with Chantel Ray in 2019 as a Managing Partner. Prior to joining CR, he was a Team Leader with Keller Williams for 2 years and a General Manager of Operations for Saks Fifth Avenue for 7 years.  He has consented to serve as one of the directors of Global Holdings.

We believe that Mr. Carr’s experience that of the Managing Partner for CR qualifies him to serve as one of our directors.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past five years:

(a)any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)being subject to any order, judgement, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(d)being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended, or vacated;

(e)being the subject of, or a party to, any federal or state judicial or administrative order, judgement, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulations; or (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(f)being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act or 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The chart below includes the aggregate remuneration for the fiscal year ended December 31, 2020 of CR’s executive officers. CR is a wholly owned subsidiary of CR Global Holdings.

Name	Capacities in which compensation was received (e.g., CEO, director, etc.) ($)	Cash Compensation ($)	Other Compensation ($)(1)	Total Compensation ($)
Chantel Ray Finch Heather Roemmich	CEO COO	$125,004 $165,734	$0 $0	$125,004 $165,734

(1)The Company intends to grant equity compensation in the form of stock grants to its officers and directors following the completion of this Offering. The actual type and amounts of equity compensation to be paid to the Company’s officers and directors has not yet been determined.

Director Compensation

Our directors who are employed by us do not receive any additional compensation for serving on our Board. We will have four directors. We currently do not pay our directors any cash compensation for their services as board members.

Employment Agreements

We have employment agreements with each of Chantel Ray Finch, our President and Chief Executive Officer, and Heather Roemmich, our Chief Operating Officer. Ms. Finch is paid an annual base salary of

$125,000 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. Ms. Roemmich is paid an annual base salary of $165,734 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. In the event either Ms. Finch or Ms. Roemmich is terminated by the Company without cause or by said executive for good reason, the Company will pay the executive in accordance with its regular payroll practice following the date of termination.

The attorneys, accountants and other professionals who perform services for us also perform services for CR. They do not represent investors, and no other counsel or professionals have been retained to represent the interests of investors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following tables set forth information about the beneficial ownership of our Class A common and Class B shares of stock as of July 1, 2021, and as adjusted to reflect the sale of the shares of common stock in this offering. Unless otherwise noted below the address of each beneficial owner listed on the tables is c/o CR Global Holdings, Inc., 1833 Republic Dr., Virginia Beach, VA 23454.

Global Holdings is the sole shareholder of CR. Prior to the time of this offering circular, both Global Holdings and CR were owned 100% by Founder, Chantel Ray Finch. Subsequently, and also prior to the time of this offering circular, 50,000 shares of Global Holdings’ Class B common stock were issued to Heather Roemmich. Global Holdings and its affiliated company are continuing to take steps to authorize, formalize and, as appropriate, to ratify, affirm and otherwise to perfect the structures substantially as described below.

GLOBAL HOLDINGS Capital Stock (prior to, and not including the shares being offered in this offering)

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common	Chantel Ray Finch	100,000 Class A Common @ $20 per share	100,000 Class A Common @ $20 per share	100%
Class B Common	Chantel Ray Finch	2,000,000 Class B Common @ $1.00 per share	2,000,000 Class B Common @ $1.00 per share	97.56%
Class B Common	Heather Roemmich	50.000 Class B Common @ $0.01 per share	50,000 Class B Common @ $0.01 per share	2.44%

Prior to the shares being offered in this offering, the amount and percent held by officers and directors as a group was 100% (all of the issued and outstanding Class A, comprising 100,000 shares; and all of the issued and outstanding Class B, comprising 2,050,000 shares)

GLOBAL HOLDINGS Capital Stock (including the shares being offered in this offering and upon completion of the offering as contemplated)

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class outstanding
Class A Common	Chantel Ray Finch	100,000 Class A Common @ $20 per share	100,000 Class A Common @ $20 per share	100%
Class B Common	Chantel Ray Finch	2,000,000 Class B Common @ $1.00 per share	2,000,000 Class B Common @ $1.00 per share	65.57%
Class B Common	Heather Roemmich	50.000 Class B Common @ $0.01 per share	50,000 Class B Common @ $0.01 per share	1.64%
Class B Common	Current Offering Amount	1,000,000 Class B Common @ $1.00 per share	1,000,000 Class B Common @ $1.00 per share	32.79%
Class B Common	Reserve in contemplation of future offerings	850,000 Class B Common @ $1.00 per share	850,000 Class B Common @ $1.00 per share	NA

Ownership amount and percent: The amount and percent of capital stock held by officers and directors as a group, upon completion of the contemplated offering will be 100% of the Class A (100,000 shares); and 67.21% of the Class B (2,050,000 shares).

Voting amount and percent: Because of the disparate voting rights (Class A is entitled to 20 votes per share), Chantel Ray Finch will be entitled to 4,000,000 votes out of 5,050,000 total votes on any matter put to a shareholder vote, which is 79.2%. The officers and directors as a group including Heather Roemmich will be entitled to 4,050,000 votes out of 5,050,000 total votes on any matter put to a shareholder vote, which is 80.2%.

CR Capital Stock

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	CR Global Holdings	100 shares Common Stock	100 shares Common Stock	100%

These shares were sold and assigned by Chantel Ray Finch to Global Holdings in exchange for Class A and Class B stock as shown in the tables above.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions year-to-date December 31, 2020, and updated as of July 1, 2021 to include the stock purchases and sales, between us or our subsidiaries, and our directors, executive officers and holders that involve an amount that exceeds

$50,000. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Chantel Ray Finch and Heather Roemmich

Stock Purchase and Sale; Stock Issuances:

To create the holding company structure, Chantel Ray Finch sold her 100% interest in Canzell Realty, Inc. to CR Global Holdings. This was accomplished by a sale of her stock in Canzell Realty. The Board of Directors of CR Global determined that the consideration received by CR Global, consisting of the stock of Canzell Realty, was adequate for the issuance of 100 shares of Class A common stock at $20.00 per share and 2,000,000 shares of Class B common stock at $1.00 per share (for a total of $4,000,000). Ms. Finch is the Founder, Chief Executive Officer, and a Director of CR Global Holdings.

To issue 50,000 shares of Class B common stock to Heather Roemmich, prior to the creation of the holding company structure and prior to CR Global’s acquisition of the stock in Canzell Realty, the Board of Directors of CR Global determined that the consideration received by CR Global, consisting of $500 was adequate. Ms. Roemmich is a long-time key employee and currently Chief Operating Officer and a Director of CR Global Holdings.

Each of these events implicates a “director’s conflicting interest” transaction because each is a transaction involving CR Global to which a director of CR Global is a party. The parties believe that in each case there has been disclosure of (i) the existence and nature of each of the directors’ conflicting interest, and (ii) all facts known to the involved directors respecting the subject matter of the transaction that a director free of such conflicting interest would reasonably believe to be material in deciding whether to proceed with the transaction. The parties further believe that both of the transactions are fair to CR Global taking into appropriate account whether they were fair in terms of the directors’ dealings, and comparable to what might have been obtained in an arm’s length transaction given the consideration received by CR Global. As a non-listed company conducting an exempt offering pursuant to Regulation A+, CR Global Holdings is not subject to a number of corporate governance requirements, and accordingly does not have a Board of Directors comprising “independent directors” as defined under such requirements.

Canzell Realty, Inc.

Title Company joint ventures:

CR Title Team, LLC:

CR Title Team, LLC is a joint venture between Canzell Realty, Inc. and Jones, Walker and Lake, P.C. Whenever a client purchases title insurance through CR Title, after expenses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2020, was $73,856.00.

United Title Group, LLC:

United Title Group, LLC is a joint venture between Canzell Realty, Inc. and Priority Title and Escrow, an unaffiliated company. Whenever a client purchases title insurance through United Title Group, LLC, after expenses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2020, was $33,132.00.

Cavalier Title Services, LLC:

Cavalier Title Services, LLC is a joint venture between Canzell Realty, Inc. and Jones, Coleman and Coleman, P.C. Whenever a client purchases title insurance through Cavalier Title, after expenses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2020, was $41,887.00.

Chantel Ray Finch

Process Mortgage, LLC:

Process Mortgage, LLC is a joint venture between Processing, LLC, a company wholly owned by Chantel Ray, and Movement Mortgage. Whenever a client closes a loan with Process Mortgage, LLC, after expenses, the profit is split 50/50 each month. The total payout to Processing, LLC based upon net profits as of December 31, 2020, was $72,147.00.

Leases:

Below are properties currently owned by Chantel Ray Assets, LLC, a company wholly owned by Chantel Ray, that are leased back to CR:

5803 Indian River Road, Virginia Beach, VA 23464

SECURITIES BEING OFFERED

We are offering 1,000,000 shares of Class B common stock in this Offering.

The Company has 4 million shares of authorized common stock, consisting of 100,000 shares of Class A common stock and 3,900,000 shares of Class B common stock. The relative voting, dividend, and liquidation rights associated with the two class are as follows:

100,000 authorized shares of Class A without par value

Entitled to 20 votes per share

Entitled to dividends, if as and when declared

Entitled to liquidation preference of $20.00 per share

3,900,000 authorized shares of Class B without par value

Entitled to 1 vote per share

Not entitled to any dividends

Entitled to a liquidating distribution, but only after the Class A liquidation preference

The shares of Common Stock being offered hereby are shares of Class B common stock.

The Company’s authorized capital stock consists of 4,000,000 shares, of which 100,000 shares are Class A Common Stock of no par value and 3,900,000 shares are Class B Common stock of no par value. As of the date of this filing and taking into account this Offering, we will have 3,050,000 shares of Class B Common Stock issued and outstanding.

Recent Sales of Unregistered Securities

As of the date of this offering, the following sales of unregistered Securities will have occurred since the inception of the Company:

Chantel Ray Finch – 2,100,000 shares (100,000 Class A common; 2,000,000 Class B common)
Heather Roemmich – 50,000 shares Class B common

FINANCIAL STATEMENTS TIER II OFFERINGS

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

VIRGINIA BEACH, VIRGINIA
DECEMBER 31, 2020, AND 2019

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

INDEPENDENT AUDITOR'S REPORT

To the Shareholder
Canzell Realty, Inc.,

 (Formerly known as Chantel Ray Real Estate, Inc.)
Virginia Beach, Virginia

We have audited the accompanying financial statements of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.) (a Virginia S corporation), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income and retained earnings, selling, general and administrative expenses, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.), as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Barnes, Brock, Cornwell & Painter PLC

March 19, 2021

Chesapeake, Virginia

CANZELL REALTY, INC.
(Formerly known as Chantel Ray Real Estate, Inc.)

BALANCE SHEETS
DECEMBER 31, 2020 AND 2019

ASSETS
	2020	2019
CURRENT ASSETS:
Cash	$641,054	$726,602
PROPERTY & EQUIPMENT:
Property and equipment	$1,349,244	$1,334,156
Less - accumulated depreciation	796,610	732,005
Net property and equipment	$552,634	$602,151
OTHER ASSETS:
Security deposits	$33,040	$33,040
Investment in CR Title Team, LLC	20,842	8,793
Investment in United Title Group, LLC	30,343	27,381
Investment in Cavalier Title Services, LLC	4,907	3,356
Total other assets	$89,132	$72,570
TOTAL ASSETS	$1,282,820	$1,401,323
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Current portion of long-term liability	$36,943	$35,501
Accounts payable	4,800	4,800
Credit cards payable	105,789	63,331
Accrued expenses	53,149	73,941
Total current liabilities	$200,681	$177,573
LONG-TERM LIABILITY:
Note payable	$232,891	$268,392
Less: current portion	36,943	35,501
Net long-term liability	$195,948	$232,891
Total liability	$396,629	$410,464
STOCKHOLDER'S EQUITY:
Common stock	$100	$100
Additional paid-in capital	180,410	180,410
Retained earnings	705,681	810,349
Total stockholder's equity	$886,191	$990,859

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,282,820	$1,401,323

See independent auditor's report and notes to the financial statements.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

STATEMENTS OF INCOME AND RETAINED EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
REVENUES	$ 7,444,064	$ 9,166,675

DIRECT COST	4,278,492	4,888,867

GROSS PROFIT	$ 3,165,572	$ 4,277,808

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,591,644	4,326,009

INCOME (LOSS) FROM OPERATIONS BEFORE EQUITY IN EARNINGS OF AFFILIATES AND OTHER INCOME (EXPENSES)	$ (426,072)	$ (48,201)

EQUITY IN EARNINGS OF AFFILIATES
CR Title Team, LLC	$ 74,809	$ 50,843
United Title Group, LLC	33,132	74,576
Cavalier Title Services, LLC	35,522	21,974
Total equity in earnings of affiliates	$ 143,463	$ 147,393

OTHER INCOME (EXPENSES)
Interest expense	$ (10,047)	$ (11,536)
Interest income	217	63
PPP loan forgiveness	521,960	-
Other income (expenses) - net	$ 512,130	$ (11,473)

NET INCOME	$ 229,521	$ 87,719

RETAINED EARNINGS, BEGINNING OF YEAR	810,349	1,028,310

DISTRIBUTIONS	(334,189)	(305,680)

RETAINED EARNINGS, END OF YEAR	$ 705,681	$ 810,349

See independent auditor's report and notes to the financial statements.

CANZELL REALTY, INC.
(Formerly known as Chantel Ray Real Estate, Inc.)

STATEMENTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Advertising	$ 407,766	$ 820,906
Awards and gifts	62,262	240,608
Bank charges	4,093	17,575
Business travel	1,182	50,067
Computer expenses and services	16,945	48,371
Contributions	723,840	156,749
Depreciation expense	64,606	97,048
Franchisee and employee training	10,638	24,088
Insurance	65,269	77,714
Licensing fees	16,040	17,021
Office support services	47,283	66,564
Payroll taxes	110,181	152,532
Professional fees	180,564	149,872
Rent	302,552	320,423
Repairs and maintenance	44,832	45,890
Retirement plan	31,211	12,401
Salaries	1,255,006	1,659,237
Software expense	87,007	136,201
Taxes	39,338	60,547
Telephone	69,581	65,406
Utilities	33,841	34,707
Website	17,607	72,082
Total selling, general and administrative expenses	$ 3,591,644	$ 4,326,009

See independent auditor's report and notes to the financial statements.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers	$ 7,444,064	$ 9,166,675
Cash paid to suppliers and vendors	(7,783,864)	(9,071,819)
Equity in earnings from CR Title Team, LLC	74,809	50,843
Equity in earnings from United Title Group, LLC	33,132	74,576
Equity in earnings from Cavalier Title Services, LLC	35,522	21,974
Interest income	217	63
Interest expense	(10,047)	(11,536)
PPP loan forgiveness	521,960	-
Net cash provided by operating activities	$ 315,793	$ 230,776
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$ (15,089)	$ -
Investment in CR Title Team, LLC	(12,049)	(8,793)
Investment in United Title Group, LLC	(2,962)	(27,381)
Investment in Cavalier Title Services, LLC	(1,551)	(3,356)
Net cash used by investing activities	$ (31,651)	$ (39,530)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable	$ (35,501)	$ (34,114)
Stockholder distributions	(334,189)	(305,680)
Net cash used by financing activities	$ (369,690)	$ (339,794)

NET DECREASE IN CASH	$ (85,548)	$ (148,548)

CASH - BEGINNING OF THE YEAR	726,602	875,150

CASH - END OF THE YEAR	$ 641,054	$ 726,602

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:

NET INCOME	$ 229,521	$ 87,719

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	$ 64,606	$ 97,048
Increase (decrease) in credit cards payable	42,458	(16,791)
Increase (decrease) in accrued expenses	(20,792)	62,800
Total adjustments	$ 86,272	$ 143,057
NET CASH PROVIDED BY OPERATING ACTIVITIES	$ 315,793	$ 230,776

See independent auditor's report and notes to the financial statements.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)Company Activities:

Canzell Realty, Inc. (the "Company") (formerly known as Chantel Ray Real Estate, Inc.), is an S corporation formed under the laws of the Commonwealth of Virginia. The name was changed to Canzell Realty, Inc. on November 16, 2020. The Company is a real estate brokerage firm that specializes in real estate sales.

On July 1, 2015, Canzell Realty, Inc. and two other partners formed CR Title Team, LLC. The Company has 50% ownership interest in this LLC.

On June 26, 2017, Canzell Realty, Inc. and a partner formed United Title Group, LLC. The Company has 50% ownership interest in this LLC.

On June 18, 2018, Canzell Realty, Inc. and a partner formed Cavalier Title Services, LLC. The Company has 50% ownership interest in this LLC.

(B)Method of Accounting:

The Company recognizes income and expenses under the accrual method of accounting. Under this method, income is recognized when earned and expenses when incurred. All the Company's activities are considered to be single performance obligations that are satisfied over time. Bad debts are written off when deemed uncollectible by management.

(C)Property and Equipment:

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. The gain or loss on items traded in is applied to the asset account, and that on items otherwise disposed of is reflected in income.

Depreciation has been provided for using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Office furniture and equipment	5 - 7 years
Building and improvements	5 - 39 years
Software	3 years
Vehicles	5 years

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 amounted to $64,606, and $97,048, respectively.

(D)Statements of Cash Flows:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2020 and 2019, the Company did not consider any of its assets to meet the definition of cash equivalents.

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

(E)Income Taxes:

The Company has elected by unanimous consent of its shareholder to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under those provisions, income and expenses are not taxed to the Company, instead, the shareholder includes the respective shares of the Company's net operating income or loss in the individual income tax returns.

The Company reports income and expenses for income tax purposes using the cash method. Under this method, income is recognized when cash is received and expenses when paid. Depreciation is provided for on the modified accelerated cost recovery system for income tax reporting. These items create a timing difference in reporting in income and expenses for the tax return and the financial statements. The federal income tax returns of the Company for 2020, 2019, 2018 and 2017 are subject to examination by the IRS, generally for three years after they were filed.

(F)Estimates:

Management uses estimates and assumption in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. It is at least reasonably possible that the significant estimates used will change within the next year.

(G)Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its cash on deposit with financial institutions in the United States. Beginning January 1, 2013, funds deposited in a noninterest-bearing transaction account no longer will receive unlimited deposit insurance coverage by the Federal Deposit Insurance Corporation (FDIC). All of a depositor's accounts at an insured depository institution, including all non-interest bearing transaction accounts, will be insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category. The Company had demand deposits of $389,723 and $441,338 on hand in financial institutions which exceeded depositor's insurance provided by the applicable guaranty agency as of December 31, 2020 and 2019, respectively.

(H)Advertising:

The costs of advertising are generally expensed in the year in which the advertising first takes place and amounted to $407,766 and $820,906 for the years ended December 31, 2020 and 2019, respectively.

(I)Revenue Recognition:

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective January 1, 2019.

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

All of the Company's revenue is recognized at the point in time when performance obligations are satisfied. None of the Company's contracts contain variable consideration and contract modifications are generally minimal. For this reason, there is not a significant impact as a result of the transition to the new accounting standard.

The adoption of this ASU did not have a significant impact on the Company’s financial statements. The majority of the Company’s revenue arrangements generally consist of a single performance obligation. Based on the Company’s evaluation process and review of its contracts with customers, the timing and amount of revenue recognized previously is consistent with how revenue is recognized under the new standard. No changes were required to be made to previously reported revenues as a result of the adoption.

(J)Equity Method Investments:

Investment in partnerships and less-than-majority owned subsidiaries in which the Company does not have control but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method of accounting. The equity method investments are shown in the Company’s balance sheet as “Investment in affiliates,” and the Company’s share of earnings or losses from these investments is shown in the accompanying statement of income and retained earnings as “Equity in earnings (loss) of affiliates.”

Equity method investments are initially recognized at cost which is the same as the price paid to acquire the holding in the investee. Under the equity method, the carrying amount of the equity affiliate is adjusted annually by the percentage of any change in its equity corresponding to the Company’s percentage interest in these equity affiliates. The carrying costs of these investments are also increased or decreased to reflect additional contributions or withdrawals of capital. Any difference in the book equity and the Company’s pro-rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

Any excess cost of the investment over the proportional fair value of the assets acquired and liabilities assumed of the investee was recognized as equity method goodwill and is included on the balance sheet in investment in affiliates. The equity method goodwill is not amortized or separately tested for impairment. Instead, equity method goodwill is evaluated for impairment as part of the investment. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. However, a decline in the quoted market price below the carrying amount or the existence of operating losses is not necessarily indicative of a loss in value that is other than temporary. When management evaluates the investment in affiliates for impairment, management makes significant assumptions and estimates about the extent and timing of future cash flows, growth rates, market shares, and discount rates that are considered unobservable inputs in the Company’s valuation methodologies.

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 2 - LEASES:

The Company leases office facilities in Newport News, Virginia under a five year lease that expires on June 30, 2025. Rent on the lease is $7,333 monthly in addition to operating costs and taxes.

The Company leased office facilities in Chesapeake, Virginia under a five year lease that expired on September 30, 2020. Rent on the lease is $1,984 monthly increasing 2% annually on September 1st. The Company has also agreed to pay operating costs and taxes.

The Company leases office facilities in Virginia Beach, Virginia under a three year lease that expires on May 20, 2022. Rent on the lease is $8,334 in addition to operating costs and taxes.

Rent expense was $302,552 and $320,423 for the years December 31, 2020 and 2019, respectively.

Future minimum lease payments for the lease is as follows:

For the year ended December 31,
2021	188,007
2022	133,837
2023	88,000
2024	88,000
2025	44,000
Total	$ 541,844

NOTE 3 - PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 2020 and 2019 consisted of the following:

	2020	2019

Land	$ 198,610	$ 198,610
Building and improvements	475,451	460,363
Office furniture and equipment	493,886	493,886
Software	102,504	102,504
Vehicles	78,793	78,793
	$ 1,349,244	$ 1,334,156

NOTE 4 - RETIREMENT PLAN:

The Company maintains a 401(k) profit sharing plan. All employees that have met the age and service requirements are deemed to be participants. Eligible employees may elect to defer a portion of their annual compensation, limited to statutory requirements determined by law. Additionally, the Company makes discretionary contributions to the plan each year. As of December 31, 2020 and 2019, the retirement plan expense amounted to $31,211, and $12,401, respectively.

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 5 - NOTE PAYABLE:

Effective August 30, 2016, the Company secured a term loan in the amount of $374,000 with monthly payments totaling $3,796 including interest at 3.99%, maturing in July 2026. The loan is secured by certain real estate owned by the Company. At December 31, 2020 and 2019, the outstanding balance was $232,891 and $268,392, respectively.

	2020	2019

Total note payable	$ 232,891	$ 268,392
Less current portion	36,943	35,501
Total long-term note payable	$ 195,948	$ 232,891

Future maturities of the note payable are as follows:

2021	$ 36,943
2022	38,445
2023	40,007
2024	41,632
2025	43,325
Thereafter	32,539
Total	$ 232,891

NOTE 6 - NOTE PAYABLE PAYCHECK PROTECTION PROGRAM:

In April 2020, the Company was granted a loan from Chase Bank in the amount of $521,960, pursuant to the Paycheck Protection Program (PPP), under the Coronavirus Aid, Relief and Economic Security (CARES) Act. The loan, which was in the form of an unsecured Note with an interest rate of 1.00% per annum payable monthly. PPP loans are considered conditional contributions with right of return in the form of an obligation to be repaid if a barrier to entitlement is not met. The loan, which is in the form of a Note dated April 10, 2020 matures on April 10, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing August 2021. The note is unsecured and may be prepaid by the Company at any time prior to maturity with no prepayment penalties.

Loan proceeds were based on 2.5 times of the average monthly payroll expenses of the Company and the barrier is that the PPP loan funds may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on debt obligations incurred following the receipt of the loan funds. The loan proceeds and accrued interest are forgivable as long as the Company uses the proceeds during the covered period for the eligible purposes above and maintains its payroll levels.

The Company has met the eligibility criteria according to FASB ASC 958-605 to have the loan recorded as a grant that is expected to be forgiven and has recorded the PPP loan as other income as of December 31, 2020. The PPP loan was forgiven by the bank in January 2021.

NOTE 7 - INVESTMENT IN AFFILIATES:

The Company’s investments in affiliates is accounted for using the equity method, and include a 50% interest in CR Title Team, LLC, a 50% interest in United Title Group, LLC, and a 50% interest in Cavalier Title Services, LLC.

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

Investment in CR Title Team, LLC:

The cumulative equity income from the Company's investment in CR Title Team, LLC are summarized as follows:

	2020	2019

Carrying value, beginning of year	$ 8,793	$ 22,014
Net income	73,856	51,973
Less: distributions	(61,807)	(65,194)
Carrying value, end of year	$ 20,842	$ 8,793

The equity in earnings from the Company's investment in CR Title Team, LLC are as follows:

	2020	2019

Pro-rata share of net income	$ 73,856	$ 51,973

Equity in earnings of CR Title Team, LLC	$ 73,856	$ 51,973

A summary of financial information for CR Title Team, LLC as of and for the year ended December 31, 2020 and 2019, is as follows.

	2020	2019
Statement of income:

Net sales	$ 224,246	$ 205,755
Operating expenses	76,535	101,809
Net income	$ 147,711	$ 103,946

The Company's pro-rata share of net income (50%)	$ 73,856	$ 51,973

Balance sheet:

Current assets	$ 68,625	$ 37,633

Total assets	$ 68,625	$ 37,633

Current liabilities	$ 11,906	$ 5,010
Members' equity	56,719	32,623
Total liabilities and members' equity	$ 68,625	$ 37,633

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

Investment in United Title Group, LLC:

The cumulative equity from the Company's investment in United Title Group, LLC are summarized as follows:

	2020	2019

Carrying value, beginning of year	$ 27,381	$ 18,799
Net income	33,132	81,170
Less: distributions	(30,170)	(72,588)
Carrying value, end of year	$ 30,343	$ 27,381

The equity in earnings from the Company's investment in United Title Group, LLC are as follows:

	2020	2019

Pro-rata share of net income	$ 33,132	$ 81,170

Equity in earnings of United Title Group, LLC	$ 33,132	$ 81,170

A summary of financial information for United Title Group, LLC as of and for the year ended December 31, 2020 and 2019, is as follows.

	2020	2019
Statement of income:

Net sales	$ 95,320	$ 198,877
Less: operating expenses	29,056	36,538
Net income	$ 66,264	$ 162,339

The Company's pro-rata share of net income (50%)	$ 33,132	$ 81,170

Balance sheet:

Current assets	$ 60,686	$ 54,762

Total assets	$ 60,686	$ 54,762

Members' equity	$ 60,686	$ 54,762

Total members' equity	$ 60,686	$ 54,762

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

Investment in Cavalier Title Services, LLC:

The cumulative equity from the Company's investment in Cavalier Title Services, LLC are summarized as follows:

	2020	2019

Carrying value, beginning of year	$ 3,356	$ 2,353
Net income	41,887	22,449
Less: distributions	(40,336)	(21,446)
Carrying value, end of year	$ 4,907	$ 3,356

The equity in earnings from the Company's investment in Cavalier Title Services, LLC are as follows:

	2020	2019

Pro-rata share of net income	$ 41,887	$ 22,449

Equity in earnings of Cavalier Title Services, LLC	$ 41,887	$ 22,449

A summary of financial information for Cavalier Title Services, LLC as of and for the year ended December 31, 2020 and 2019, is as follows.

	2020	2019
Statement of income:

Net sales	$ 107,177	$ 79,371
Less: operating expenses	23,404	34,474
Net income	$ 83,773	$ 44,897

The Company's pro-rata share of net income (50%)	$ 41,887	$ 22,449

Balance sheet:

Current assets	$ 9,812	$ 6,710

Total assets	$ 9,812	$ 6,710

Members' equity	$ 9,812	$ 6,710

Total members' equity	$ 9,812	$ 6,710

See accompanying independent auditor's report.  Notes continued on next page.

CANZELL REALTY, INC.

(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 - SUBSEQUENT EVENTS:

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China and has since spread to other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, multiple jurisdictions in the United States have declared a state of emergency. It is anticipated that these impacts will continue for some time. The Company had modified operations which resulted in a reduction in revenue. The future effects of these issues are unknown.

In February 2021, the Company sold its land and building to an unrelated party for $825,000 resulting in a gain of $438,737.

Subsequent events were evaluated through March 19, 2021, which is the date the financial statements were available to be issued. No other events have occurred subsequent to the balance sheet date and through March 19, 2021, that would require adjustment to, or disclosure in the financial statements.

See accompanying independent auditor's report.  Notes continued on next page.

CR GLOBAL HOLDINGS, INC.

VIRGINIA BEACH, VIRGINIA

DECEMBER 31, 2020

CR GLOBAL HOLDINGS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2020

INDEPENDENT AUDITOR'S REPORT

To the Stockholders

CR Global Holdings, Inc.

Virginia Beach, Virginia

We have audited the accompanying financial statements of CR Global Holdings, Inc. (a C Corporation), which comprise the balance sheet as of December 31, 2020, and the related statement of income for the period from inception (August 25, 2020) to December 31, 2020, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on this financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements referred to above present fairly, in all material respects, the financial position of CR Global Holdings, Inc. as of December 31, 2020, and the results of its operations for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

Chesapeake, Virginia June 29, 2021

CR GLOBAL HOLDINGS, INC.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS

CURRENT ASSETS:
Cash	$-
TOTAL CURRENT ASSETS	$-

STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY	$-

TOTAL STOCKHOLDERS' EQUITY	$-

See accompanying notes and independent auditor's report.

CR GLOBAL HOLDINGS, INC.

STATEMENT OF INCOME

FOR THE FIVE MONTHS ENDED DECEMBER 31, 2020

OPERATING REVENUE	$-

OPERATING EXPENSES	$-

NET INCOME	$-

See accompanying notes and independent auditor's report.

CR GLOBAL HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)Company Activities:

CR Global Holdings, Inc. was formed in 2020 under the laws of the Commonwealth of Virginia, as a Virginia corporation, and is headquartered in Virginia Beach, VA. Global Holdings does not conduct any operations other than with respect to its sole ownership of Canzell Realty, Inc., acquired on July 1, 2021.

See independent auditor's report.

PART III-EXHIBITS TO OFFERING STATEMENT

Index to Exhibits

Description of Exhibits

2.1	Certificate of Incorporation
2.2	Certificate of Restatement (Amended and Restated Articles of Incorporation)
2.3	Bylaws
4	Sample Subscription Agreement
6.1	Commercial Lease Agreement - 2600 Barrett St
6.2	Commercial Lease Agreement – 5308 Indian River Rd
6.3	Chantel Ray Employment Agreement dated May 11, 2011
6.4	Heather Roemmich Employment Agreement dated May 11, 2011
6.5	Operating Agreement of Cavalier Title Services, LLC dated July 15, 2018
6.6	Limited Liability Company Agreement of Process Mortgage, LLC dated May 1, 2019
6.7	Operating Agreement of United Title Group, LLC dated July 1, 2017
11.1	Consent of Auditor – CR Global Holdings, Inc.
11.2	Consent of Auditor – Canzell Realty, Inc.
12	Legal Opinion

37

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on July 1, 2021.

CR Global Holdings, Inc.

By:	/s/ Chantel Ray Finch
Chantel Ray Finch
Chief Executive Officer and President
(Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Chantel Ray Finch
Chantel Ray Finch
Chief Executive Officer and President
(Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)
Date: July 1, 2021

By:	/s/ Heather Roemmich
Heather Roemmich
Chief Operating Officer
(Principal Chief Operating Officer)
Date: July 1, 2021

By:	/s/ Chantel Ray Finch
Chantel Ray Finch, Director
Date: July 1, 2021

By:	/s/Heather Roemmich
Heather Roemmich, Director
Date: July 1, 2021

By:	/s/ John Mclaren
John Mclaren, Director
Date: July 1, 2021

By:	/s/ Kevin Carr
Kevin Carr, Director
Date: July 1, 2021

38